Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF BRIDGEBIO PHARMA, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of BridgeBio Pharma, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, a duly authorized committee of the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.001 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. 933,900 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Series A Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”). Subject to and in accordance with the provisions of Section 10(b), the number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank.

(a)          Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein.

(b)          The Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation or otherwise, rank senior and prior to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future (all of such equity securities, including the Common Stock, collectively referred to herein as “Junior Securities”).

(c)          The definition of Junior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities.

Section 3. Definitions.

As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Acceptable Exchanges” means Nasdaq and NYSE (or either of their respective successors).

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii), whether or not declared, but that have not, as of such date, been paid as Cash Dividends. “Accrued Dividends” shall include Interim Accrued Dividends and Compounded Dividends on such share. For the avoidance of doubt, for all purposes of this Certificate, any Preferred Dividends that accrue in a Payment Period shall be Interim Accrued Dividends prior to the Preferred Dividend Payment Date and, to the extent not paid as Cash Dividends on a Preferred Dividend Payment Date, shall, as of such Preferred Dividend Payment Date, be Compounded Dividends and added to the Accumulated Amount.

“Accumulated Amount” means, with respect to any share of Preferred Stock, as of any date of determination, the sum of (a) the Original Issue Price plus (b) the Compounded Dividends with respect to such share of Preferred Stock as of such date.

“Additional Shares” has the meaning set forth in Section 6(a)(iii).

“Adjusted Quarterly Date” has the meaning set forth in the definition of “Payment Period.”

“Affiliate” has the meaning given to such term in the Investment Agreement.

“Attribution Parties” means, with respect to any Holder, any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s beneficial ownership of Common Stock for purposes of Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, including Rule 13d-3 thereunder.

“Authorized Share Limit” has the meaning set forth in Section 6(c).

“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” has the meaning given such term in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, including Rule 13d-3, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Beneficial Ownership Limitation” has the meaning set forth in Section 6(d).

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Dividend” has the meaning set forth in Section 4(a)(ii).

“Certificate” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change in Control Additional Rate” has the meaning set forth in the definition of “Dividend Rate.”

“Change of Control” means:

(a)          any purchase, merger, acquisition, consolidation, recapitalization, reorganization, or other transaction or series of related transactions, in which either (i) the Corporation is a constituent party, or (ii) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its Capital Stock pursuant thereto, in each case of clauses (i) and (ii), in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions Beneficially Own, directly or indirectly, immediately after such transaction or series of related transactions, less than 50% of the voting power of all classes of Voting Stock of the surviving or resulting entity (or its parent);

(b)          any transaction or series of related transactions, in which any Person or Group, other than the Corporation or any of its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Corporation; or

(c)          any transaction or series of related transactions, consisting of a sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to another Person (other than to a wholly owned Subsidiary of the Corporation).

For the avoidance of doubt, “Change of Control” will not include any disposition by the Corporation of any minority investments or any interests in a joint venture; provided, that such disposition does not, or series of related dispositions do not, otherwise constitute a “Change of Control.”

“Change of Control Effective Date” has the meaning set forth in Section 9(b).

“COC Notice” has the meaning set forth in Section 6(a)(i)(C).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2(b).

“Common Stock Change Event” means any transaction or event that results in the Common Stock converting into, or being exchanged for, stock, other securities, other property or assets (including cash or any combination thereof).

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“Common Stock Liquidity Conditions” will be satisfied if and only if:

(a)          each share of Common Stock to be issued (i) to a Holder that is not, and has not been in the preceding three months, an affiliate (as defined in Rule 144 under the Securities Act), will, when issued  (A) be admitted for book-entry settlement through The Depository Trust Company with an “unrestricted” CUSIP number and (B) unless sold to the Corporation or an Affiliate of the Corporation, not be evidenced by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on the Acceptable Exchanges;

(b)          the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (a)(ii) for which the applicable or threatened delisting or suspension has not been cured, remediated or otherwise removed; and

(c)          the number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock pursuant to such Conversion Option, or at the time of such Redemption Notice, would not exceed the number of authorized, but unissued, shares of Common Stock then available to be issued by the Corporation.

“Compounded Dividends” means, with respect to any share of Preferred Stock, as of any date of determination, (a) if a Preferred Dividend Payment Date has occurred since the Issuance Date, the aggregate Accrued Dividends with respect to such share as of the Preferred Dividend Payment Date immediately preceding such date of determination (determined, for the avoidance of doubt, after giving effect to the payment of Cash Dividends, if any, on such immediately preceding Preferred Dividend Payment Date) or (b) if no Preferred Dividend Payment Date has occurred since the Issuance Date of such share, zero.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iii).

“Conversion Notice” has the meaning set forth in Section 6(b)(ii).

“Conversion Option” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Date” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Measurement Period” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Price” means, as of any date (a) prior to the fifth (5th) anniversary of the Original Issuance Date, the Initial Conversion Price, and (b) on and after the fifth (5th) anniversary of the Original Issuance Date, $153.10 per share of Common Stock, in each case, as adjusted pursuant to Section 8.

“Conversion Right” has the meaning set forth in Section 6(a)(i)(B).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the Preamble.

“Covered Persons” has the meaning set forth in Section 11(a).

“Debt Financing Documents” means any agreements or arrangements of the Corporation relating to Indebtedness that are in effect as of the Original Issuance Date, including (a) the Indenture, dated as of March 9, 2020, by and between the Corporation and U.S. Bank National Association, as Trustee, regarding the Corporation’s 2.50% Convertible Senior Notes due 2027, (b) the Indenture, dated as of January 28, 2021, by and between the Corporation and U.S. Bank National Association, as Trustee, regarding the Corporation’s 2.25%  Convertible Senior Notes due 2029, (c) the Indenture, dated as of February 28, 2025, by and between the Corporation and U.S. Bank Trust Company, National Association, as Trustee, regarding the Corporation’s 1.75% Senior Notes due 2031 and (d) the Indenture, dated as of January 21, 2026, by and between the Corporation and U.S. Bank Trust Company, National Association, as Trustee, regarding the Corporation’s 0.75% Convertible Senior Notes due 2033.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Rate” means 7.00% per annum, provided, that

(a)          on the seventh (7th) anniversary of the Original Issuance Date until the eighth (8th) anniversary of the Original Issuance Date, the then-current Dividend Rate shall increase by five hundred (500) basis points (subject to increases for the Noncompliance Additional Rate and Change in Control Additional Rate);

(b)          commencing on the eighth (8th) anniversary of the Original Issuance Date and the end of every third month thereafter, the then-current Dividend Rate shall increase by an additional one hundred twenty five (125) basis points up to the Dividend Rate Cap, at which point the Dividend Rate shall cease to increase and shall remain fixed at the Dividend Rate Cap (subject to increases for the Noncompliance Additional Rate and Change in Control Additional Rate);

(c)          upon the occurrence and during the continuation of a Triggering Event, the then current Dividend Rate shall be increased by three hundred (300) basis points per annum (the “Noncompliance Additional Rate”) in accordance with Section 4(b), and, for the avoidance of doubt, any additional dividends payable in connection therewith shall be payable in accordance with Section 4; and

(d)          if, in connection with a Change of Control that is not an Excluded Change of Control, the Preferred Stock is not (A) redeemed by the Corporation pursuant to a Change of Control Redemption or (B) otherwise redeemed by an acquirer in connection with a Change of Control, the then current Dividend Rate shall increase by two hundred (200) basis points per annum (the “Change in Control Additional Rate”) in accordance with Section 4(d), and, for the avoidance of doubt, any additional dividends payable in connection therewith shall be payable in accordance with Section 4.

“Dividend Rate Cap” means 17.00% per annum plus any Noncompliance Additional Rate and Change in Control Additional Rate. For the avoidance of doubt, the Dividend Rate Cap shall increase by (a) the Noncompliance Additional Rate, in accordance with clause (c) of the definition of Dividend Rate, and (b) the Change in Control Additional Rate, in accordance with clause (d) of the definition of Dividend Rate.

“Excess Shares” has the meaning set forth in Section 6(d).

“Ex-Date” means, with respect to an issuance, dividend or distribution on shares of Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).

“Excess Conversion Shares” means, (a) any Excess Listing Shares and (b) any Excess HSR Shares.

“Excess HSR Shares” means, prior to the termination of any applicable waiting period under the HSR Act, in connection with any conversion of shares of Preferred Stock (disregarding for this purpose the last sentence of Section 6(a)(i)(B)), that number of shares (and only that number of shares) of Common Stock (if any) that would result in the Holder thereof, when taken together with all other shares of Common Stock Beneficially Owned by such Holder as of the time of such conversion, Beneficially Owning Voting Stock of the Corporation exceeding the threshold that would make such issuance subject to a premerger notification requirement pursuant to the HSR Act.

“Excess Listing Shares” means, prior to receipt of any Requisite Stockholder Approval, in connection with any conversion of shares of Preferred Stock (disregarding for this purpose the last sentence of Section 6(a)(i)(B)), that number of shares (and only that number of shares) of Common Stock (if any) that would result in the Holder thereof, when taken together with all other shares of Common Stock Beneficially Owned by such Holder as of the time of such conversion, Beneficially Owning Voting Stock of the Corporation exceeding 19.9% of the Stockholder Voting Power; provided, that if the calculation of Excess Listing Shares determined prior to giving effect to this proviso would allow for a conversion of the Preferred Stock into a number of shares of Common Stock that exceeds the maximum number of shares of Common Stock that may then be issued in such conversion of Preferred Stock in accordance with the listing requirements and policies of Nasdaq absent the receipt of the Requisite Stockholder Approval, the “Excess Listing Shares” shall instead be that number of shares (and only that number of shares) of Common Stock (if any) that would, in connection with any conversion of all shares of Preferred Stock and disregarding for this purpose the last sentence of Section 6(a)(i)(B), result in a violation of the listing requirements and policies of Nasdaq absent the receipt of the Requisite Stockholder Approval.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Property” has the meaning set forth in Section 7(a).

“Excluded Change of Control” means a Change of Control in which the holders of all classes of the Corporation’s Capital Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the voting power of the Capital Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction; provided, that any Change of Control shall qualify as an Excluded Change of Control only if the Board of Directors or similar body of the Corporation approves such Change of Control.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (or any successor statute, rules or regulations).

“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Quarterly Dividend Amount” means, with respect to any share of Preferred Stock, as of any date, the product of (a) the Accumulated Amount of such share on the first day of the applicable Payment Period (or in the case of the first Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one-fourth of the Dividend Rate applicable on such date; provided, that if the Dividend Rate adjusts in accordance with the definition thereof, clause (b) of this definition shall be appropriately adjusted to reflect such adjusted Dividend Rate.

“Initial Conversion Price” means $137.79 per share of Common Stock.

“Interim Accrued Dividends” means with respect to any share of Preferred Stock outstanding during a Payment Period with respect to which the Preferred Dividend Payment Date has not yet occurred, the aggregate Preferred Dividends that have accrued on such share of Preferred Stock as of the date of determination.

“Investment Agreement” means that certain Investment Agreement, dated as of July 1, 2026, by and between the Corporation and the Purchasers, as the same may be further amended from time to time in accordance with its terms.

“IRR Target” means with respect to a share of Preferred Stock, a 13% internal pre-tax rate of return calculated based on the Original Issue Price from the Original Issuance Date to the date of determination using the XIRR function in Microsoft Excel, which calculation shall (a) include any Accrued Dividends on such share of Preferred Stock and (b) exclude any shares of Common Stock that were received on any conversion of such share of Preferred Stock.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2(b).

“Law” has the meaning given to such term in the Investment Agreement.

“Liquidation Event” means a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, including any reorganization or liquidation of the Corporation pursuant to applicable federal, state or local bankruptcy or insolvency law but excluding a Change of Control.

“Liquidation Preference” means, with respect to each share of Preferred Stock, the greater of: (a) the sum of (i) the Preferred Return and (ii) Accrued Dividends and Participating Dividends (that have not been paid) on such shares as of the date of the Liquidation Event and (b) the amount such Holder would have received had such shares of Preferred Stock, immediately prior to such Liquidation Event, been converted into shares of Common Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein; provided, that any such distributions or payments shall be made solely to the extent of funds legally available for distribution to the Corporation’s stockholders.

“Majority Vote” means the vote or written consent of Holders of outstanding shares of Preferred Stock, voting as a separate class on an as-converted basis, representing a majority of the voting power of all outstanding shares of Preferred Stock.

“Market Price” means, with respect to any particular security on any particular date, (a) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the VWAP for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (b) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by a nationally recognized independent investment banking firm that has for this purpose (i) been selected by the Board of Directors and (ii) been consented to by Majority Vote.

“Nasdaq” means the Nasdaq Stock Market (or its successor).

“Noncompliance Event” means an event of the Corporation’s noncompliance with Section 4.9 or Section 4.10 of the Investment Agreement.

“NYSE” means the New York Stock Exchange (or its successor).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means the Closing Date (as defined in the Investment Agreement).

“Original Issue Price” means $1,000 per share of Preferred Stock.

“Parity Securities” means each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that expressly provides that it ranks on parity with the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, including any securities, rights or options exercisable or exchangeable for or convertible into any of the Parity Securities.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Payment Period” means, with respect to any share of Preferred Stock and any Preferred Dividend Payment Date for such share, the period beginning on, and including, the day immediately following the immediately preceding Adjusted Quarterly Date and ending on, and including, such Preferred Dividend Payment Date; provided, that no Preferred Dividends shall accrue with respect to such share for any day prior to the Issuance Date of such share. For purposes of this definition, “Adjusted Quarterly Date” means each Quarterly Date, as adjusted, if such Quarterly Date is not a Business Day, to the next Business Day immediately following such Quarterly Date.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Preferred Dividend Payment Date” means, with respect to any share of Preferred Stock, January 15, April 15, July 15 and October 15 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Issuance Date; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Return” means, in respect of each share of Preferred Stock, the greater of (a) 120% of the Original Issue Price plus the accrued balance of the Preferred Stock, which percentage shall increase to 125% immediately following the fourth (4th) anniversary of the Original Issuance Date and shall increase by 5% on each subsequent anniversary thereafter, up to a maximum of 140%, and (b) an amount sufficient to generate the IRR Target.

“Preferred Stock” has the meaning set forth in Section 1.

“Pre-Reorg Assets” has the meaning set forth in Section 7(e).

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchased Shares” has the meaning set forth in Section 8(a)(iv).

“Purchasers” has the meaning given to such term in the Investment Agreement.

“Purchaser Related Parties” has the meaning given to such term in the Investment Agreement.

“Quarterly Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”

“Redemption Date” has the meaning set forth in Section 9(b).

“Redemption Notice” has the meaning set forth in Section 9(b).

“Redemption Price” has the meaning set forth in Section 9(b).

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Reorganization Event” means any of the following transactions, but in all cases shall not include a spin-off transaction:

(a)          any reorganization, consolidation, merger, share exchange, statutory exchange, tender or exchange offer or other similar business combination involving the Corporation and another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(b)          any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or

(c)          any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including in connection with any Liquidation Event and including by division) by the Corporation of all or substantially all of its assets or business, in each case under this clause (c), pursuant to which the Common Stock will be converted into cash, securities or other property.

“Requisite Stockholder Approval” means the affirmative vote of a majority of the votes cast at a regular or special meeting of the stockholders of the Corporation (at which a quorum is present), in accordance with the applicable listing rules for the approval of the conversion and the voting of Excess Listing Shares as provided for in this Certificate without limitation.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” means each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, including any securities, rights or options exercisable or exchangeable for or convertible into any of the Senior Securities.

“Share Cap” has the meaning set forth in Section 6(a)(iii).

“Stockholder Voting Power” means the aggregate number of shares of Voting Stock of the Corporation (on an as-converted to Common Stock basis), with the calculation of such aggregate number of shares of Voting Stock being conclusively made for all purposes under this Certificate and the Certificate of Incorporation, absent manifest error, by the Corporation based on the Corporation’s review of the Register, the Corporation’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence reasonably satisfactory to the Corporation regarding any Holder’s beneficial ownership of any securities of the Corporation.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means a day on which Nasdaq is open for the transaction of business.

“Triggering Event” means: (a) the Corporation’s failure to pay any Participating Dividends when required pursuant to, and in accordance with, Section 4(a)(i) or to pay (or accrue and compound, as applicable) Preferred Dividends on each Preferred Dividend Payment Date pursuant to, and in accordance with, Section 4(a)(ii) and Section 4(a)(iv), (b) the Corporation’s failure to comply with its obligations to effect the conversion of shares of Preferred Stock (including to reserve and keep available for issuance the requisite number of shares of Common Stock and Preferred Stock) in compliance with Section 6 giving effect to the last sentence of Section 6(a)(i)(B), (c) the Corporation’s violation of any restrictions set forth in this Certificate relating to payment of dividends or distributions to the holders of Common Stock or other Capital Stock, (d) the Corporation taking any action described in Section 10(b) without the prior approval of the Holders by Majority Vote, (e) the Corporation’s failure to maintain the listing of the Common Stock on an Acceptable Exchange (or, in the case of any Exchange Property in connection with any Reorganization Event (other than a Reorganization Event that (i) constitutes a Change of Control and (ii) results in the equity securities of the Corporation (or any successor thereto) being exchanged or, in the case of the Preferred Stock, redeemed for cash), such applicable Exchange Property) or (f) an uncured and continuing Noncompliance Event (following any opportunity to cure pursuant to Section 4.11 of the Investment Agreement).

“U.S.” means the United States of America.

“Voting Stock” means (a) with respect to the Corporation, the Common Stock, the Preferred Stock and any other Capital Stock of the Corporation having the right to vote generally in any election of directors of the Board of Directors and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” or “Volume-Weighted Average Price” per share of Common Stock for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate) means the per share volume-weighted average price as displayed on Bloomberg page “BBIO<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the first Trading Day of such period until the scheduled close of trading of the primary trading session on the last Trading Day of such period (or if such volume-weighted average price is not available, the market value per share of Common Stock on such period of Trading Days as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose).

In addition to the above definitions, unless the context requires otherwise:

(a)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(b)          the word “including” shall be deemed to be followed by the words “without limitation”;

(c)          references to “$” or “dollars” means the lawful coin or currency of the U.S.;

(d)          the phrase “to the extent” means the degree to which something extends (and not “if”);

(e)          references to “Section” are references to Sections of this Certificate; and

(f)          any term incorporated by reference into this Certificate from the Investment Agreement shall be such term as in effect in the Investment Agreement on the date hereof.

Section 4. Dividends.

(a)          Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive dividends on the terms described below:

(i)          Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options, in each case, with respect to which adjustments to the Conversion Price shall be made in accordance with this Certificate) as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock.

(ii)          In addition to any dividends pursuant to Section 4(a)(i), dividends on each share of Preferred Stock shall accrue and accumulate on a daily basis, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, at the Dividend Rate multiplied by the Accumulated Amount on such share from and after the Issuance Date of such share until the redemption, conversion or other cancellation thereof (the “Preferred Dividends”). At the election of the Corporation with respect to each Preferred Dividend Payment Date, all Preferred Dividends accrued on a share of Preferred Stock since the immediately preceding Preferred Dividend Payment Date (as determined in accordance with the remaining provisions of this clause (ii) and clause (iii) below) shall either (A) if, as and when so authorized and declared by the Board of Directors, be paid in cash (any Preferred Dividend or portion of a Preferred Dividend paid in such manner, a “Cash Dividend”), or (B) to the extent not so paid in cash in accordance with the foregoing clause (A) automatically become Compounded Dividends and added to the Accumulated Amount for such share as of such Preferred Dividend Payment Date. The amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Payment Period in which such day falls; provided, however, that if during any Payment Period the Dividend Rate is increased, then after the date of such increase the amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (1) the Implied Quarterly Dividend Amount (recalculated to take into account such increased Dividend Rate) by (2) the actual number of days in such Payment Period. The amount of Preferred Dividends payable with respect to any share of Preferred Stock for any Payment Period shall equal the sum of the daily Preferred Dividends amounts calculated in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).

(iii)         Any election by the Corporation to pay a Cash Dividend with respect to any Payment Period shall be applied consistently to all Preferred Dividends paid to all Holders with respect to such Payment Period.

(iv)         Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto based on the ownership of such Preferred Stock. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends which (A) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (B) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date.

(b)          Upon the occurrence of a Triggering Event, the Dividend Rate shall increase by the Noncompliance Additional Rate from and including the date on which the Triggering Event shall occur and be continuing through but excluding the date on which all then occurring Triggering Events are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Triggering Event occurring while the Noncompliance Additional Rate is in effect pursuant to this Section 4(b).

(c)          At any time during which a Triggering Event shall occur and be continuing, without the consent of the Holders by Majority Vote and subject to Section 4.10 of the Investment Agreement, no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except, subject to and in accordance with the provisions of Section 6 hereof, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) (other than repurchases of shares of Common Stock from applicable employees, officers or directors of the Corporation, in the ordinary course of business, following such employees’, officers’ and directors’ termination of employment or engagement with the Corporation and its Subsidiaries). Without limiting the foregoing, without the consent of the Holders by Majority Vote and subject to Section 4.10 of the Investment Agreement, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than repurchases of shares of Common Stock from employees, officers or directors of the Corporation in the ordinary course of business) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, the Corporation, in its good-faith judgment, reasonably determines that (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including, for this purpose, the aggregate Accumulated Amount and the aggregate Interim Accrued Dividends of the Preferred Stock), (B) immediately after the taking of such action, the Corporation would be able to pay all of its debts (including, for this purpose, the aggregate Accumulated Amount and the aggregate Interim Accrued Dividends of the Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law. Nothing in this Section 4(c) shall be interpreted to restrict or inhibit any payment in respect of any convertible notes, including, without limitation, delivery of Common Stock, cash, or a combination thereof (including delivery of cash in lieu of delivering any fractional shares) or any payment (including payment of any premium) or delivery with respect to, or early unwind, settlement or termination of any right to purchase, accelerated share purchase agreement, call option, warrant transaction or other substantively equivalent equity derivative relating to Common Stock in connection with the issuance of any convertible notes outstanding (or deemed executed therewith).

(d)          If, in connection with a Change of Control that is not an Excluded Change of Control, the Preferred Stock is not (A) redeemed by the Corporation pursuant to a Change of Control Redemption or (B) otherwise redeemed by an acquirer in connection with a Change of Control, the Dividend Rate shall increase by the Change in Control Additional Rate from and including the date on which such Change of Control shall occur.

Section 5. Liquidation Rights.

(a)          In the event of any Liquidation Event, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of all other classes or series of equity securities of the Corporation, including any other preferred stock or the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the Liquidation Preference.

(b)          In the event of any Liquidation Event, the Liquidation Preference shall be paid in cash.

(c)          In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation Event shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation Event.

(d)          For the avoidance of doubt, a Change of Control shall not by itself be deemed a Liquidation Event for purposes of this Section 5.

Section 6. Conversion.

(a)          Conversion of Preferred Stock.

(i)          Subject to and in accordance with the provisions of this Section 6, shares of Preferred Stock may be converted into shares of Common Stock as follows:

(A)          On or after the third (3rd) anniversary of the Original Issuance Date, if (x) the Market Price of a share of Common Stock exceeds 200% of the then applicable Conversion Price for at least twenty (20) Trading Days (whether or not consecutive) during any thirty (30) consecutive Trading Day period (such period, the “Conversion Option Measurement Period”) and (y) the Corporation, at its option, delivers a written notice of conversion to the Holders of the Preferred Stock within ten (10) Business Days following the conclusion of the applicable Conversion Option Measurement Period, then each share of Preferred Stock outstanding shall be converted (the “Conversion Option”), as of the date of such notice (the “Conversion Option Date”), into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (1) the sum of (I) the Accumulated Amount and (II) the Interim Accrued Dividends on such share as of the Conversion Option Date, divided by (2) the Conversion Price of such share in effect as of the Conversion Option Date; provided, that the Corporation shall not be entitled to exercise the Conversion Option unless, as of the Conversion Option Date, all of the Common Stock Liquidity Conditions are satisfied; provided, further, that if any shares of Common Stock issuable in connection with any Conversion Option would constitute Excess Conversion Shares, the Corporation may not exercise the Conversion Option with respect to such Excess Conversion Shares, which shares shall remain outstanding and shall remain subject to the rights and limitations set forth herein. The election by the Corporation not to exercise the Conversion Option with respect to any Conversion Option Measurement Period shall not limit the right of the Corporation to make such an election with respect to any subsequent Conversion Option Measurement Period.

(B)          Subject to the last sentence of this Section 6(a)(i)(B), each Holder of shares of Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a Holder’s election to exercise its Conversion Right, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (x) the sum of (1) the Accumulated Amount and (2) the Interim Accrued Dividends on such share as of the Conversion Date, divided by (y) the Conversion Price of such share in effect at the time of conversion. Notwithstanding anything to the contrary contained in this Certificate, (x) prior to the Requisite Stockholder Approval and without limiting any subsequent ability to convert such Preferred Stock to the extent such subsequent conversion would not result in the issuance of Excess Conversion Shares, in no event shall the number of shares of Preferred Stock converted pursuant to this Section 6(a)(i)(B) result in the issuance of any Excess Conversion Shares at such time and (y) prior to the expiration or termination of any applicable waiting period under the HSR Act and without limiting any subsequent ability to convert such Preferred Stock to the extent such subsequent conversion would not result in the issuance of Excess HSR Shares, in no event shall the number of shares of Preferred Stock converted pursuant to this Section 6(a)(i)(B) result in the issuance of any Excess HSR Shares at such time.

(C)          The Corporation shall use its commercially reasonable efforts to deliver written notice (a “COC Notice”) to the Holders at least ten (10) Business Days prior to a Change of Control specifying that the Change of Control is anticipated to occur (but in no event later than one (1) Business Day after the occurrence of the Change of Control) and within twenty (20) Business Days of such notice, each Holder shall have a Conversion Right to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock (which right may be exercised conditional on the consummation of the Change of Control). The COC Notice shall include: (1) the proposed effective date of the Change of Control, (2) the events causing the Change of Control, (3) the last date on which a Holder may exercise the Conversion Right, (4) the calculations set forth in the following sentence, in each case with reasonably detailed supporting documentation and (5) the procedures that Holders must follow to require the Corporation to convert the shares of Preferred Stock. Upon a Holder’s election to exercise such Conversion Right on a Change of Control, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share equal to the quotient of (x) the sum of (I) the Accumulated Amount and (II) the Interim Accrued Dividends on such share as of the Conversion Date, divided by (y) the Conversion Price of such share in effect at the time of conversion. No failure of the Corporation to give the foregoing notices and no defect therein shall limit the Holders’ rights or affect the validity of the proceedings for the conversion of the shares of Preferred Stock pursuant to this Section 6(a)(i)(C). If the conversion is contingent upon the consummation of a Change of Control that is a Common Stock Change Event, the conversion shall be deemed to have been made immediately prior to the consummation of such Change of Control, and upon such conversion such Holder shall be entitled to receive the consideration equal to and in the same forms as the aggregate consideration payable to holders of Common Stock in such Change of Control in respect of the number of shares of Common Stock into which such Preferred Stock is so converted (it being understood that delivery of any Excess Conversion Shares shall be subject to the deferred delivery mechanics set forth in Section 6(c)).

(ii)          No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Accumulated Amount and (B) the aggregate Interim Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so subject. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the Market Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date.

(iii)         The maximum number of shares of Common Stock the Corporation is obligated to issue upon conversion of the Preferred Stock will not exceed forty-five million (45,000,000), as such number shall be adjusted to account for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock (“Share Cap”). To the extent any shares of Common Stock cannot be immediately delivered upon conversion because the aggregate number of shares then issuable would exceed the Share Cap, the number of such shares that cannot be immediately delivered (“Additional Shares”) shall be fixed as of the applicable Conversion Date based on the then-applicable Conversion Price and shall not be redetermined based on the Market Price of a share of Common Stock or any other variable at any subsequent date, and the Corporation’s obligation to deliver such Additional Shares shall be deferred and not extinguished. The Corporation shall take all reasonable actions permitted by Law that are within the Corporation’s control including requesting stockholder approval to increase the number of authorized and unissued shares of Common Stock as promptly as practicable and shall deliver such Additional Shares as soon as reasonably practicable thereafter. In no event shall the Corporation be required or permitted to pay cash in lieu of delivering such Additional Shares or any other shares of Common Stock upon conversion under any circumstances. The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, forty-five million (45,000,000) shares of Common Stock (as such number shall be adjusted to account for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock). If at any time the number of shares of Common Stock reserved for the conversion of the Preferred Stock is insufficient for the conversion of all shares of Preferred Stock into Common Stock, then the Corporation shall use its reasonable best efforts to take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such conversion. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that the Corporation shall, at its sole expense, cause to be authorized for listing or quotation on Nasdaq, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable Law. Notwithstanding anything set forth herein to the contrary, the Corporation shall have no obligation to seek or obtain the Requisite Stockholder Approval except as expressly contemplated by Section 4.8 of the Investment Agreement.

(b)          Mechanics of Conversion.

(i)          If the Corporation exercises the Conversion Option and delivers notice thereof in accordance with Section 6(a)(i)(A), the Corporation shall promptly following the Conversion Option Date update or cause to be updated the Register, effective as of the Conversion Option Date, to reflect the shares of Common Stock held by such Holders as a result of the Conversion Option and shall comply with clause (b) of Common Stock Liquidity Conditions.

(ii)          The Conversion Right of a Holder of Preferred Stock pursuant to Section 6(a)(i)(B) shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative. As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 13(a), if applicable, and in no event later than three (3) Trading Days thereafter, the Corporation shall update or cause to be updated the Register to reflect the shares of Common Stock held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

(iii)        The conversion of any share of Preferred Stock shall be deemed to have been made (A) in connection with any Conversion Option, at the close of business on the Conversion Option Date, and (B) in connection with any exercise of the Conversion Right, at the close of business on the date of giving the Conversion Notice or, if later, the payment of required taxes or duties pursuant to Section 13(a), if applicable (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (x) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (y) entitle the Holder thereof to the voting rights provided in Section 10; provided, however, that any such shares that are redeemed pursuant to Section 9 shall not be entitled to be converted. Without limiting the generality of the foregoing, if any Common Stock otherwise issuable upon the proposed conversion of any Preferred Stock would result in the conversion of Excess Conversion Shares, then the Corporation’s obligation to deliver such consideration will not be extinguished, and the Corporation will deliver such consideration (and the relevant shares of Preferred Stock shall be deemed converted) as soon as reasonably practicable. Without limiting the foregoing, to the extent not reasonably ascertainable from public filings of the Corporation or the Holder or its Affiliates, the Holder shall provide reasonably prompt written notice to the Corporation upon Holder’s determination that issuance of such Common Stock will no longer result in the conversion of Excess Conversion Shares. If any Holder requests conversion of Preferred Stock that would result in the issuance of Excess Conversion Shares, the Corporation shall remain obligated to issue on the Conversion Date all shares of Common Stock that do not constitute Excess Conversion Shares.

(c)          Corporation’s Obligations to Issue Common Stock. Subject to Section 6(a)(i)(A), the last sentence of Section 6(a)(i)(B) and the compliance with the terms and conditions of this Certificate applicable to the conversion of Preferred Stock, the Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of shares of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock. In no event shall the Corporation satisfy its conversion obligation through cash payment in lieu of share delivery. The maximum number of shares of Common Stock issuable upon conversion of the Preferred Stock will not exceed forty-five million (45,000,000) shares of Common Stock (as such number may be adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) subject to Section 6(a)(iii). To the extent any shares of Common Stock cannot be immediately delivered upon conversion due to applicable Nasdaq, HSR Act or other regulatory restrictions, the Corporation’s obligation to deliver such shares shall be deferred and not extinguished, and such shares shall be delivered as soon as reasonably practicable after such restrictions no longer apply. In no event shall the aggregate number of shares of Common Stock issuable upon conversion of the Preferred Stock exceed the total number of shares of Common Stock authorized and unissued pursuant to the Certificate of Incorporation, as such authorized amount may be increased from time to time by the stockholders of the Corporation in accordance therewith (the “Authorized Share Limit”). For the avoidance of doubt, the Authorized Share Limit shall automatically increase upon any stockholder-approved increase in the Corporation’s authorized Common Stock, and the Corporation shall not be required or permitted to pay cash in lieu of delivering shares of Common Stock upon conversion under any circumstances.

(d)          Holder’s Conversion Limitations. Notwithstanding Section 6, prior to the receipt of any Requisite Stockholder Approval, the Corporation shall not issue and deliver to a Holder shares of Common Stock upon conversion of shares of Preferred Stock in accordance with the terms hereof, and a Holder shall not have the right to convert any Preferred Stock, and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to the conversion, such Holder (together with the Holder’s Attribution Parties) would Beneficially Own in excess of the Beneficial Ownership Limitation (as defined below); provided, that such limitation shall not apply to any Holder (together with its Attribution Parties) below such Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by such Holder with respect to which such determination is made, but shall exclude the number of shares of Common Stock that are issuable upon (i) conversion of any other preferred stock Beneficially Owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein Beneficially Owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to a requesting Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including any Preferred Stock, held by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of any shares of the Preferred Stock results in such Holder together with its Attribution Parties being deemed to Beneficially Own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate Beneficial Ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and such Holder and its Attribution Parties shall not have the power to vote or to transfer the Excess Shares; provided, that if multiple Holders are subject to the Beneficial Ownership Limitation, any such Excess Shares shall be allocated to each such Holder on a pro rata basis with respect to all such Holders based on the total number of shares of Preferred Stock then held by such Holder relative to the total number of shares of Preferred Stock then outstanding. The “Beneficial Ownership Limitation” prior to receipt of any Requisite Stockholder Approval shall be 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock held by a Holder and its Attribution Parties.

Section 7. Reorganization Events

(a)          Treatment of Preferred Stock Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of another class or series of preferred stock having rights, powers and preferences, and the qualifications, limitations and restrictions substantially identical to those set forth herein); provided, that (A) each share of Preferred Stock or any such replacement preferred stock as applicable shall become convertible into the kind and amount of securities, cash and other property that the Holder of such share of Preferred Stock (other than the counterparty to the Reorganization Event or an Affiliate of such other party) would have received in such Reorganization Event had such share of Preferred Stock, immediately prior to such Reorganization Event, been converted into the applicable number of shares of Common Stock using the Conversion Price immediately prior to such Reorganization Event (including in respect of any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) (such securities, cash and other property, the “Exchange Property”), without interest on such Exchange Property, and (B) appropriate adjustments shall be made to the conversion provisions set forth in Section 6 and the adjustment to conversion price provisions set forth in Section 8 and the other provisions of this Certificate as determined reasonably and in good faith by the Board of Directors to place the Holders (whether with respect to the Preferred Stock or any such replacement preferred stock as applicable) in as nearly as equal of a position as possible with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event, or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing parent entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event).

(b)          Form of Consideration. In the event that shares of Preferred Stock become convertible into Exchange Property in connection with a Reorganization Event and the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Exchange Property shall be based on the types and amounts of consideration available for election by the holders of Common Stock and the holders of Preferred Stock shall be entitled to the same election on as nearly equal as possible terms applicable to the Common Stock; provided, however, that, to the extent the applicable transaction agreement provides for adjustments or limitations to such elected types and amounts of consideration that are generally applicable to holders of Common Stock making such elections, the Exchange Property will be subject to such adjustments and limitations.

(c)          Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(d)          Notice of Reorganization Events. The Corporation (or any successor) shall, no later than ten (10) days following the execution of definitive agreements in respect of any Reorganization Event, provide written notice thereof to the Holders and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property, and any available election with respect to the Exchange Property that may be made. Failure to deliver such notice shall not affect the operation of this Section 7 except to the extent such failure prejudices the Holders.

(e)          Requirements of Reorganization Events. The Corporation shall not, without consent of the Holders acting by Majority Vote, enter into any agreement for, or consummate, any transaction or series of transactions constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7, (ii) to the extent that the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Preferred Stock into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, (iii) if the primary Exchange Property in any Reorganization Event consists of securities, such Exchange Property (and only such Exchange Property) shall be listed (or, as applicable, be convertible into securities listed) on an Acceptable Exchange and (iv) the issuer(s) of the Preferred Stock or any replacement preferred stock contemplated by Section 7(a) owns after such Reorganization Event, directly or indirectly, a substantial portion of the assets of the Corporation immediately preceding such Reorganization Event (and, if applicable, immediately preceding the first of the series of related transactions that included the Reorganization Event) (the “Pre-Reorg Assets”) and cash or other consideration in lieu thereof with respect to the Pre-Reorg Assets not so owned thereof.

(f)          Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control and the Corporation has delivered a COC Redemption Notice, then Section 9(b) shall take precedence over this Section 7 to the extent there is any inconsistency between such sections.

Section 8. Adjustments to Conversion Price.

(a)          Adjustments to Conversion Price. Except as provided in Section 8(d), the Conversion Price shall be subject to the following adjustments:

(i)          Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would exist had such adjustment not been made.

(ii)          Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If the Conversion Price is adjusted in connection with any subdivision, split or combination described in this Section 8(a)(ii) but the outstanding shares of Common Stock are, for any reason, not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would exist had such adjustment not been made.

(iii)         Other Distributions. If the Corporation distributes to all holders of shares of Common Stock any Convertible Securities or Options or any other assets for which there is no corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i) (other than pursuant to (A) a “spin-off,” whereupon the Conversion Price will be equitably adjusted to allocate the economic value associated with the Preferred Stock as between the Corporation and the entity that is “spun-off,” or (B) a rights plan which is subject to Section 8(a)(v) below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

where,

SP0 = the Market Price of a share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined (x) by the good-faith determination of the Board of Directors or (y) if, within five (5) Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to clause (x), the Holders of a majority of the outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value will be determined by a nationally recognized independent investment banking firm that has for this purpose (1) been selected by the Board of Directors and (2) is reasonably acceptable to the Holders acting by Majority Vote; provided, that such value, whether determined pursuant to the foregoing clause (x) or (y), shall not for the purposes hereof in any event be equal to or greater than the Market Price of a share of Common Stock on such date.

In the event that such distribution described in this Section 8(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv)         Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of a share of Common Stock on the Effective Date of such Pro Rata Repurchase; provided, that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (A) been selected by the Board of Directors, and (B) been consented to by the Holders by Majority Vote, then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

Where,

SP0 = the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1= the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, and in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders by Majority Vote, based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that the Conversion Price is adjusted in connection with any Pro Rata Repurchase described in this Section 8(a)(iv) and such Pro Rata Repurchase is not, for any reason, consummated, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines such Pro Rata Repurchase, to such Conversion Price that would exist had such adjustment not been made.

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

(v)          Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Preferred Stock into Common Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case (and only in such case) the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)          Other Adjustments.

(i)          The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 8, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii)          If the Corporation takes any action affecting the Common Stock, other than an action described in Section 8(a), which upon a determination by the Board of Directors, in its good-faith discretion (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c)          Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 8(a) or Section 8(b) shall occur.

(d)          Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 8(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e)          Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with Section 8(a) or Section 8(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 8(a) or Section 8(b), taking into account the one-cent threshold set forth in Section 8(d); (ii) (A) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 8(a) (but only if the action of the type described in Section 8(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (B) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 8(a) or Section 8(b), taking into account the one-cent threshold set forth in Section 8(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to Section 8(a) or Section 8(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent in the manner set forth in subclause (A) of clause (ii) to each Holder.

(f)          Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, Nasdaq (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and non-assessable all shares of Common Stock issuable upon conversion of the Preferred Stock in compliance with the applicable listing standards of Nasdaq (or such exchange or automated quotation system on which the Common Stock is then listed).

Section 9. Redemption.

(a)          Optional Redemption. Subject to and in accordance with the provisions of this Section 9, the Corporation shall have the right, at its option, at any time following the third (3rd) anniversary of the Original Issuance Date to redeem all or any portion of the shares of Preferred Stock then outstanding at a redemption price per share in cash (the “Optional Redemption Price”) equal to the greater of (i) (A) the quotient of the sum of (1) the Accumulated Amount and (2) the Interim Accrued Dividends on such share of Preferred Stock as of the Optional Redemption Date, divided by (B) the Conversion Price, multiplied by (C) the Market Price for the Common Stock, (ii) 120% of the Original Issue Price plus Accrued Dividends for such share, which percentage shall increase to 125% immediately following the fourth (4th) anniversary of the Original Issuance Date and shall increase by 5% on each subsequent anniversary thereafter, up to a maximum of 140%, and (iii) in the event either (A) the Corporation has not paid Cash Dividends for more than eight (8) quarters in total prior to the Optional Redemption Date (as defined below) or (B) the redemption occurs on or after the seventh (7th) anniversary of the Original Issuance Date, in each case of the foregoing clauses (A) and (B), an amount that would generate at least the IRR Target on such share of Preferred Stock; provided, that any redemption under this Section 9 for less than all of the shares of Preferred Stock then outstanding must redeem sufficient shares of Preferred Stock such that the redemption will be treated as a payment in exchange for stock pursuant to Section 302(b) of the Code for United States federal income tax purposes (it being agreed that any redemption of a Holder’s interest that is a redemption of 20.1% (or more) of the Common Stock and Preferred Stock of such Holder (so as to be “substantially disproportionate” within the meaning of Section 302(b)(2)(C)) is deemed sufficient (and instead of redeeming Common Stock, the Corporation can also alternatively redeem a larger amount of Preferred Stock, determined on an as-converted basis); provided, that if upon request of the Corporation, the Holder fails to provide information on ownership interest in Common Stock, the Corporation shall be entitled to assume that the Holder does not have any Common Stock for Section 302(b) purposes). The Corporation may exercise its right to require redemption under this Section 9 by sending a written notice to each Holder of Preferred Stock (the “Optional Redemption Notice”) specifying (x) the date on which the redemption shall occur (the “Optional Redemption Date”), which shall be a Business Day that is no earlier than ten (10) days and no later than sixty (60) days from the date the Redemption Notice is sent and (y) the aggregate number of shares of Preferred Stock which are being redeemed pursuant to such redemption and the aggregate and per-share purchase price therefor. If fewer than all of the shares of Preferred Stock then outstanding are to be redeemed pursuant to this Section 9(a), then such redemption shall occur on a pro rata basis with respect to all Holders of Preferred Stock based on the total number of shares of Preferred Stock then held by such Holder relative to the total number of shares of Preferred Stock then outstanding. For the avoidance of doubt, the Preferred Stock shall not be subject to any cash redemption, in part or in whole, at the election of any Holder.

(b)          Redemption in Connection with a Change of Control. In the event of a Change of Control, the Corporation (or its successor in the Change of Control, or an Affiliate thereof) shall have the option, exercisable during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is twenty (20) Business Days after the Change of Control Effective Date, to purchase all (but not less than all) of the shares of Preferred Stock then outstanding at a purchase price per share, payable in cash (the “COC Redemption Price” and together with the Optional Redemption Price, each (as applicable) the “Redemption Price”), equal to the Liquidation Preference as of the date of such purchase (a “Change of Control Redemption”); provided, that the shares of Preferred Stock shall not be subject to any cash redemption, in part or in whole, at the election of the Holders. In order to exercise the Change of Control Redemption, the Corporation shall deliver written notice (a “COC Redemption Notice” and together with an Optional Redemption Notice, a “Redemption Notice”) to the Holders specifying that the Change of Control Redemption is being exercised, the number of shares of Preferred Stock to be acquired in connection therewith, the aggregate and per share purchase price therefor and the date on which such redemption shall occur (the “COC Redemption Date” and together with the Optional Redemption Date, each (as applicable) a “Redemption Date”) on the Change of Control Effective Date; provided, further, that, as a condition to the Corporation’s exercise of its redemption option pursuant to this Section 9(b), the Corporation must provide written notice of the Change of Control to each Holder within ten (10) Business Days following the execution of the definitive agreements with respect to such Change of Control.

(c)          Effectiveness of Redemption. Redemption pursuant to Section 9(a) or Section 9(b) shall become effective on the applicable Redemption Date and the aggregate Redemption Price for such redeemed shares shall be due and payable in cash to the record Holder of the shares of Preferred Stock being redeemed on such date. From and after the applicable Redemption Date, dividends and distributions will cease to accrue on such redeemed shares of Preferred Stock, such redeemed shares of Preferred Stock shall no longer be deemed outstanding and all rights of the Holders with respect to such redeemed shares of Preferred Stock will terminate, except the right to receive the aggregate Redemption Price for such redeemed shares of Preferred Stock held by each such Holder.

(d)          Contingencies. Any Redemption Notice or Conversion Notice may be delivered subject to contingencies set forth therein (which may include, for the avoidance of doubt, the actual consummation of a Change of Control) and may be revoked if any such contingencies are not satisfied or as otherwise set forth therein.

(e)          Partial Redemption. If a portion, but less than all, of the shares of Preferred Stock held by any Holder are purchased in accordance with this Section 9 on any particular Redemption Date, the Corporation shall promptly thereafter reflect in the Register the remaining shares of Preferred Stock held by such Holder. Such shares of Preferred Stock shall remain subject to the terms of this Certificate, including with respect to the Corporation’s right to redeem such shares (including in connection with a subsequent Change of Control). The election of the Corporation not to redeem the Preferred Stock at any time or in connection with any Change of Control shall not limit the Corporation’s right to exercise a future redemption in accordance with the terms of this Certificate.

(f)          Conversion. Notwithstanding anything to the contrary in this Section 9, each Holder of shares of Preferred Stock to be redeemed by the Corporation may elect to convert all or any portion of the shares of Preferred Stock held by such Holder into Common Stock in accordance with the provisions of Section 6 (taking into account the limitation in the last sentence of Section 6(a)(i)(B) and any contingencies contemplated by Section 9(d)) at any time prior to the Redemption Date, which election, for the avoidance of doubt, may be made subject to the same or similar contingencies to which any such redemption by the Corporation is made subject. Without limiting the generality of the foregoing, in the event that any such conversion is being effected in connection with, or as part of a Change of Control or any redemption by the Corporation in accordance with this Section 9 is otherwise made conditional on another event or happening (or the absence of any event or happening), the Holder may condition such conversion on the effectiveness of such Change of Control (or such earlier time as the consideration payable to holders of Common Stock in respect of such Change of Control is determined) or such other event or happening (or the absence of such event or happening), in which case such conversion shall be deemed effective as of immediately prior to any such redemption of such shares; provided, that if such conversion in connection with any such redemption of the Preferred Stock would result in the issuance of any Excess Conversion Shares, such election to convert, solely with respect to such Excess Conversion Shares, shall be deemed an election by such Holder (i) in the case of a Common Stock Change Event, to receive, upon consummation of such Common Stock Change Event, an amount of consideration equal to and in the same forms as the aggregate amount such Holder would have received had all such Excess Conversion Shares converted into Common Stock and such Holder received in respect of the shares of Common Stock issuable upon such conversion (including for all purposes of this proviso Excess Conversion Shares and disregarding the limitation in the last sentence of Section 6(a)(i)(B)) the aggregate consideration payable to such holder in respect of all such shares of Common Stock so issuable upon conversion and (ii) in connection with any redemption that is not a Change of Control Redemption, at the option of the Corporation, either (A) receive the Optional Redemption Price or (B) continue to hold such Preferred Stock which would have converted into Common Stock but for the limitation in the last sentence of Section 6(a)(i)(B), with the Corporation having no right to redeem such Preferred Stock until the earlier of (x) a Change of Control (in which case, upon election to redeem by the Corporation, the foregoing clause (i) would apply) and (y) a time at which the conversion limitation in the last sentence of Section 6(a)(i)(B) would not be applicable to limit any conversion by the Holder of any such remaining shares of Preferred Stock.

(g)          No Redemption or Conversion Election. If the Corporation does not exercise a Change of Control Redemption and a Holder of Preferred Stock does not elect to convert all of its Preferred Stock into Common Stock pursuant to Section 9(f), each share of Preferred Stock not subject to such election or conversion shall be converted or exchanged into a security of the entity surviving such Change of Control having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided by the Transaction Documents (as defined in the Investment Agreement) (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Change of Control as compared to immediately prior to such Change of Control).

Section 10. Voting Rights.

(a)          General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (taking into account the limitation in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding share of Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. For the avoidance of doubt, the Holders of shares of Preferred Stock shall not be entitled to any voting rights in respect of any Excess Conversion Shares prior to the Requisite Stockholder Approval, expiration or termination of any applicable waiting period under the HSR Act, or shares that would be subject to the Beneficial Ownership Limitation in Section 6(d) as applicable. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the Bylaws as if they were holders of record of Common Stock for such meeting.

(b)          Class Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, division, reorganization, recapitalization or otherwise) without the prior approval of the Holders by Majority Vote (it being understood that this Section 10(b) shall not limit the ability of the Corporation to undertake a redemption or conversion of the Preferred Stock as provided for in this Certificate or to consummate a Change of Control or Reorganization Event that complies with the terms of this Certificate (including, without limitation, the provisions of this Section 10(b)):

(i)           amend, alter, repeal, supplement or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the Bylaws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock as to affect them adversely; provided, that no amendment, alteration, repeal, supplementation, modification or waiver of this Certificate or any provision of this Certificate shall be effective if such amendment, alteration, repeal, supplementation, modification or waiver would materially and adversely affect any Holder (solely in its capacity as such and without giving effect to any Affiliate or other status) in a manner different from or disproportionate to the effect on the other Holders (solely in their capacity as such and without giving effect to any Affiliate or other status), unless such affected Holder has consented in writing;

(ii)          authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities or Parity Securities (including any series of preferred stock that is a Senior Security or a Parity Security and any debt securities convertible by their terms into shares of Senior Securities or Parity Securities); provided, that, for the avoidance of doubt, the foregoing shall not restrict the authorization, creation or issuance of any series of preferred stock that is a Junior Security;

(iii)          redeem, repurchase or pay dividends on Junior Securities except as permitted in accordance with Section 4(c);

(iv)          increase or decrease the authorized number of shares of Preferred Stock (except for the cancellation and retirement of shares set forth in Section 13(c)) or issue additional shares of Preferred Stock;

(v)          (A) amend, restate, supplement, modify or replace any Debt Financing Documents to include limitations on the ability of the Corporation to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents in effect as of the Original Issuance Date or (B) enter into any agreements or arrangements relating to indebtedness containing provisions relating to the ability of the Corporation or its Subsidiaries to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents as of the Original Issuance Date (or subsequently amend, restate, supplement or otherwise modify any such agreements to include limitations on the ability of the Corporation to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents as of the Original Issuance Date); or

(vi)         adopt any plan for a Liquidation Event or file any voluntary petition for bankruptcy, receivership or any similar proceeding.

(c)          The consent or votes required in Section 10(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation or the Bylaws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d)          This Section 10 may be amended only in accordance with the requirements of applicable Law and this Section 10.

Section 11. Other Rights and Protections.

(a)          To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, including the confidentiality provisions set forth in the Investment Agreement, to the extent in compliance with applicable Law, the Corporation agrees that any Holder, any of its Affiliates and any portfolio company thereof (collectively, “Covered Persons”) may, and none of the foregoing shall have any duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, to the extent in compliance with applicable Law, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person. Except as set forth below, the Corporation agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (A) the Covered Person and (B) the Corporation or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Subsidiaries. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge and waives any claim against each Covered Person that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (x) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (y) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation, in each case, except for any corporate opportunity which is expressly offered to a Covered Person in his or her capacity as a member of the Board of Directors(it being understood that any such corporate opportunity shall belong to the Corporation).

(b)          The provisions of Section 11(a) shall survive the repurchase, redemption, conversion and cancellation of the Preferred Stock; provided, that from and after the time that no shares of Preferred Stock are outstanding, Section 11(a) may be amended, modified or waived with the prior written consent of the Holders acting by Majority Vote. Each of the Purchaser, the Purchaser Related Parties, and the other Covered Persons are express third-party beneficiaries of the applicable portions of Section 11(a) referencing such Persons.

Section 12. Transfer Agent. Transfer Agent. The Corporation shall appoint a transfer agent of recognized standing with respect to the Preferred Stock (which may be the same transfer agent with respect to the Common Stock) and may remove such transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided, that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice to the Holders. When a Holder requests to register the transfer of shares of Preferred Stock (provided, that such transfer is not in violation of the transfer restrictions set forth in Section 4.12 of the Investment Agreement) the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met. Any transfer made not in compliance with the foregoing shall be disregarded and deemed void.

Section 13. Miscellaneous.

(a)          Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. Subject to Section 4.4(a) of the Investment Agreement and without limiting Section 4.4(b) of the Investment Agreement, all payments and distributions (or deemed distributions) on the shares of Preferred Stock (and any share of Common Stock issued upon the conversion of any share of Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable Law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

(b)          Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, take any action the primary purpose of which is to avoid the observance or performance of any of the terms of this Certificate.

(c)          Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 10, designated as part of a particular series of Preferred Stock by the Board of Directors.

(d)          Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Corporation, to its office at 3160 Porter Drive, Suite 250, Palo Alto, CA 94304, with a copy to Latham & Watkins LLP, 801 Jefferson Avenue, Suite 300, Redwood City, CA 94063 attn: Haim Zaltzman; Drew Capurro; Reza Mojtabaee-Zamani; Eric Rice, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(i)          Waiver and Modifications. The powers (including voting powers), if any, of the Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Preferred Stock may be waived or modified as to all shares of Preferred Stock in any instance by the Holders acting by Majority Vote; provided, that no such waiver or modification shall be effective if such waiver or modification would materially and adversely affect any Holder (solely in its capacity as such and without giving effect to any Affiliate or other status) in a manner different from or disproportionate to the effect on the other Holders, unless such affected Holder has consented in writing.

(e)          Severability. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(f)          Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable Law.

(g)          Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h)          Facts Ascertainable. When the terms of this Certificate refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a written demand therefor.

(i)          Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 1st day of July, 2026.

BRIDGEBIO PHARMA, INC.

By:	/s/ Neil Kumar
	Name:	Neil Kumar
	Title:	Chief Executive Officer

[Signature Page to the Certificate of Designations]